Exhibit 99.1

July 19, 2023

Liberty Media Corporation Announces Completion of Distribution of Atlanta Braves Holdings, Inc. Series C Common Stock to Holders of Liberty Formula One Common Stock

ENGLEWOOD, Colo.—(BUSINESS WIRE)—Liberty Media Corporation (“Liberty Media”) (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK) announced the completion earlier today of the distribution (the “Formula One Distribution”) to the holders of Liberty Formula One common stock of approximately 6.8 million shares of Series C common stock (the “Formula One Distribution Shares”) of Atlanta Braves Holdings, Inc. (“Atlanta Braves Holdings”), which were used to settle the Braves Group intergroup interest attributed to the Formula One Group immediately prior to the redemptive split-off of Atlanta Braves Holdings from Liberty Media completed on July 18, 2023 (the “Split-Off”).

As previously announced, in the Formula One Distribution, each eligible holder of a share of Liberty Formula One common stock received 0.028960604 of a share of Series C common stock of Atlanta Braves Holdings for each share of Liberty Formula One common stock held as of 5:00 p.m., New York City time, on July 13, 2023, the record date for the Formula One Distribution; provided that with respect to holders of Liberty Formula One common stock who hold such shares in “street name” through a broker, bank or other nominee, such holders must have held their shares of Liberty Formula One common stock on the distribution date to receive the Formula One Distribution Shares. Cash will be paid to record holders in lieu of any fractional Formula One Distribution Shares. Holders of Liberty Formula One common stock should contact their broker or other nominee for additional details or questions regarding cash in lieu payments.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to two tracking stock groups: the Liberty SiriusXM Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group, including its subsidiary Formula 1 and other minority investments.

Liberty Media Corporation Shane Kleinstein, 720-875-5432 Source: Liberty Media Corporation